Exhibit 99.1
ASX ANNOUNCEMENT
3 October 2008
HEARTWARE APPOINTS RAY LARKIN JR.
TO BOARD OF DIRECTORS
Framingham, MA and Sydney, Australia, 3 October, 2008 - HeartWare Limited (ASX: HTW) today announced that veteran healthcare executive Ray Larkin, Jr. has been appointed to its Board as a non-executive director, effective immediately.
Larkin is presently chairman of Align Technology, Inc. (Nasdaq:ALGN) and Novasys Medical, Inc. Align Technology is a medical device company capitalised at approximately $750M, engaged in the design, manufacture and marketing of novel orthodontic products. Novasys Medical, which recently completed a substantial Series D private financing, is a medical device company focused on the development of innovative therapies in women’s health.
Larkin is also currently a director of Neuropace, a privately held company developing implantable devices for treating neurological disorders, and TherOx which is a medical device company focused on treating oxygen-deprived tissue in heart-attack victims. He has previously served on the Boards of a number of successful companies in the medical device, bio-tech and medical service sectors. He is also a Venture Partner at Cutlass Capital, a healthcare venture capital firm, and an Executive Committee Member at Synecor, an incubator of innovative early stage medical technologies.
Larkin spent some 15 years with critical care device company Nellcor, which he joined in 1983 as Vice President Sales and Marketing. He was appointed President and Chief Executive Officer in 1989. Under Larkin’s leadership, Nellcor’s revenue grew more than ten-fold to $1.1B when the company was acquired by Mallinckrodt in 1997 for $2.1B. Larkin subsequently served as Chairman and Chief Executive Officer of Eunoe, Inc., a device company focused on neurological disorders, until it was acquired by Integra LifeSciences Holdings Corporation in 2005.
“Ray brings over 30 years of medical device experience to HeartWare,” said Rob Thomas, Chairman of HeartWare Limited. “His deep operational knowledge of the medical device industry combined with his extensive public company experience will be of great value to our Board. Ray’s appointment coincides both with HeartWare’s initiation of US clinical trial activity and with the Company’s anticipated redomiciliation to the United States. We look forward to his involvement with these and future initiatives as HeartWare moves steadily towards realizing its significant market potential.”
With the addition of Mr. Larkin, the HeartWare Board of Directors now totals 8 members, including 3 based in Australia and 5 based in the United States.

HeartWare ASX Announcement — 3 October 2008
About HeartWare
HeartWare develops and manufactures miniaturized implantable heart pumps, or Left Ventricular Assist Devices (LVADs), to treat patients suffering from advanced heart failure. The HeartWare® LVAD is the only full-output pump designed to be implanted in the chest, avoiding the abdominal surgery generally required to implant competing devices. HeartWare has completed an international clinical trial for the device involving five investigational centres in Europe and Australia. The device is currently the subject of a 150-patient clinical trial in the United States for a Bridge-to-Transplant indication.

For further information:

www.heartware.com.au	US Investor Relations
Howard Leibman	Matt Clawson
Director Corporate Development	Partner
HeartWare Limited	Allen & Caron, Inc.
Email. howard.leibman@heartware.com.au	Email. matt@allencaron.com
Tel. +61 2 9238 2064	Tel. +1 949 474 4300
Forward-Looking Statements
This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the progress of clinical trials. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the SEC on February 28, 2008, and those described in other reports filed from time to time with the SEC.

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